Contact: Mary Broaddus Tel 734.591.7375 broaddusm@valassis.com 19975 Victor Parkway, Livonia, MI 48152

FOR IMMEDIATE RELEASE

Valassis Announces Results for the Second Quarter Ended June 30, 2008
First Half On Plan: Shared Mail Mitigates Newspaper Decline

Livonia, Mich., July 31, 2008: Valassis (NYSE: VCI) today announced financial results for the second quarter ended June 30, 2008. The Company reported quarterly revenues of $594.9 million, down 2.8% compared to $612.1 million for the prior year quarter. Second quarter net earnings were $7.3 million, down 25.0% from $9.8 million in the prior year quarter. Earnings per share (EPS) for the quarter were $0.15, down from $0.20 in the prior year quarter. For the second quarter of 2008, adjusted EBITDA* was $56.0 million, down 11.3% from adjusted EBITDA* of $63.1 million for the second quarter of 2007.

First half revenues for 2008 were $1,192.0 million, up 22.5% compared to the prior year corresponding period (which excludes revenue for ADVO, Inc. for the period of Jan. 1, 2007 through March 1, 2007). On a pro forma basis, first half revenues for 2008 were flat compared to pro forma revenue for the first half of 2007. First half adjusted EBITDA* was $119.1 million, up 16.0% from $102.7 million compared to the first half of 2007 (which excludes results for ADVO, Inc. for the period of Jan. 1, 2007 through March 1, 2007) and up 12.3% from $106.1 million on a pro forma basis.

“We continue to drive improvements in the Shared Mail business with segment profit up 18% this quarter versus the second quarter of 2007.  In the first half, our success in accelerating cross-selling and new client acquisition is offsetting the cyclical declines in revenue from newspaper-distributed products,” said Alan F. Schultz, Valassis Chairman, President and Chief Executive Officer.  “In addition, consumer usage of promotional media is on the rise positioning our RedPlum portfolio of value-oriented media well for the future.”

Some additional highlights include:

Continued Momentum in Cost Management
•
Business Optimization: Our shared mail optimization initiative, designed to reduce over-supply and deliver more profitable packages, has increased the profitability of this segment and contributed significantly to our performance since our acquisition of ADVO in March 2007. During the second quarter of 2008, we eliminated 21 million packages versus the prior year. The revenue associated with this reduction, combined with the revenue loss from the discontinuation of the detached address label (DAL) which occurred in mid-May 2007, represented a 1.8% revenue drag in the second quarter of 2008.

•	Cost Synergies: Total cost synergies are on track to meet our 2008 target of $38 million.
•
Data Center Insourcing: In July 2008, we successfully insourced our data center. We expect to begin realizing annualized cost savings of approximately $4.5 million in the fourth quarter of 2008. During the second quarter, the Company incurred approximately $1.0 million of additional expense associated with the redundant cost incurred in the insourcing of its data center.

•	European Restructuring: The official opening of our facility in Poland in July 2008 marked a critical step in our efforts to improve the profit margin of our European clearing operations.
•
SG&A: First half 2008 SG&A costs were $194.0 million, including $4.5 million of legal costs related to the News America lawsuit.  Without these charges, SG&A was $189.5 million, down 1.6% compared to $192.6 million for the first half of 2007 on a pro forma basis (derived by adding $41.7 million of SG&A of ADVO, Inc. for the period of Jan. 1, 2007 through March 1, 2007 to the reported SG&A of $150.9 million).

Driving Profitable Revenue Growth
•
Cross-selling: We are pleased with our first half cross-selling successes and our ability to secure additional advertising dollars from our clients. We experienced a 9.0 % increase in revenue among clients who purchased additional RedPlum products in the first half of 2008 versus the first half of 2007.  We expect this momentum to build and positively impact future results.

•	New Client: We are on track to meet our 2008 objective of 4000 new local clients by securing 2049 in the first half.
•	Targeting System Launch: Since its April 2008 launch, Integrated Media Optimization (IMO) is gaining traction with clients. We have engaged in IMO planning for over 50 key accounts.

VCI 2Q08 Earnings

Liquidity
“With the sale and leaseback of our Windsor facilities, we have further strengthened our liquidity position.  We will repay the $100 million of Secured Notes due in January 2009 out of existing cash and have no further liquidity events until 2014,” said Robert L. Recchia, Executive Vice President and Chief Financial Officer.

•
Delayed Draw Term Loan: As previously announced, in April 2008 we closed on the delayed draw term loan portion of our Senior Secured Credit Facility which is priced at LIBOR plus 175 bps and the proceeds were used to pay the Senior Secured Convertible Notes that were put to Valassis in the amount of approximately $159.9 million in May 2008.

•
Debt Repayment: As disclosed in June 2008, we consummated the sale and leaseback plan for our Windsor, Connecticut locations. The net cash proceeds for this sale were $28.8 million. The Company signed long-term leases on two of the three facilities. In July 2008, as required under our Senior Secured Credit Facility, we applied the net proceeds from the sale to repay a portion of the Company's term loan B and delayed draw term loan portions of our Senior Secured Credit Facility. Since closing the ADVO acquisition, we have made $136.2 million in debt repayments under this facility.

Outlook
Based on current forecasts, Management expects increased adjusted EBITDA* of between $260 and $280 million as originally announced on Dec. 18, 2007. We expect low- to mid-single digit revenue growth in the second half of 2008. In 2008, we expect adjusted cash EPS* of between $2.14 and $2.39.

Business Segment Discussion
•
Shared Mail: Shared Mail revenues for the second quarter were $350.4 million, up $1.4 million or 0.4%, from the prior year quarter. Excluding the impact of the elimination of the DAL and our continued business optimization efforts that have reduced the volume of packages distributed, revenue was up 2.2% compared to the prior year quarter. Segment profit for the quarter was $22.8 million, up $3.5 million, or 18.1%, from the prior year. Growth in segment profit was driven by lower distribution costs from continued business optimization efforts and operational efficiencies.

•
Neighborhood Targeted Products: Revenues for the second quarter of 2008 were $108.3 million, down 9.9% compared to the prior year quarter. Segment profit for the quarter was $11.8 million, down 18.6% from the prior year quarter. Decreased client newspaper budgets associated with downward newspaper trends and the migration of Neighborhood Targeted business to Shared Mail contributed to segment results for the second quarter of 2008.

•
Market Delivered Free-standing Inserts (FSI): Co-op FSI revenues for the second quarter of 2008 were $88.7 million, down 10.1% from the prior year quarter, due to the anticipated reduction in FSI pricing by a percentage in the low- to mid-single digits and a decrease in market share. The co-op FSI industry also experienced a unit decline of 4.2% for the quarter and was down about 1% for the first half. Management expects a slight increase in industry pages in the second half of 2008, as well as an increase in market share in the second half versus the first half of the year. FSI cost of goods sold was up for the quarter on a cost per thousand (CPM) basis. This segment experienced a loss of $2.4 million. Management also notes that to date, the test results for the FSI being delivered via Shared Mail are very positive.

•
International, Digital Media & Services: Revenues for the quarter were $47.5 million, up 7.5% compared to the second quarter of 2007 due primarily to increased coupon clearing in the United States and the United Kingdom. Segment profit was $2.6 million, up 4.0% for the quarter and includes $0.8 million in charges related to our European restructuring. Restructuring charges of $0.5 million were incurred in the second quarter of 2007. Without these charges in either year, segment profit for the second quarter of 2008 would have been $3.4 million, up 17.2% from $2.9 million for the second quarter 2007. In addition, the Company incurred approximately $1.5 million of expense on new initiatives including redplum.com and its China initiative during the second quarter.

VCI 2Q08 Earnings

Segment Results Summary

	Quarter Ended June 30,
Revenue by Segment (in millions)	2008	2007	% Change
Shared Mail	$350.4	$349.0	0.4%
Neighborhood Targeted	$108.3	$120.2	-9.9%
Free-standing Insert	$88.7	$98.7	-10.1%
International, Digital Media & Services (1)	$47.5	$44.2	7.5%
Total Segment Revenue	$594.9	$612.1	-2.8%

	Quarter Ended June 30,
Segment Profit (in millions)	2008	2007	% Change
Shared Mail	$22.8	$19.3	18.1%
Neighborhood Targeted	$11.8	$14.5	-18.6%
Free-standing Insert	$(2.4)	$5.4	-144.4%
International, Digital Media & Services (1)	$2.6	$2.5	4.0%
Total Segment Profit	$34.8	$41.7	-16.5%

1 The segments previously known as International and Services and Household Targeted have been aggregated into one segment, International, Digital Media and Services, due to their immateriality versus the remaining segments. Also as of Jan. 1, 2008, the ADVO Canada business previously accounted for in the Shared Mail segment was merged into Valassis Canada and is now included in International, Digital Media and Services. Prior year pro forma revenue has been reclassified here for comparison purposes.

Non-GAAP Financial Measures
*We define adjusted EBITDA as earnings before net interest and other expenses, income taxes, depreciation, amortization, stock-based compensation expense associated with SFAS No. 123R and amortization of a client contract incentive. We define adjusted cash EPS as net earnings plus depreciation, amortization, stock-based compensation expense associated with SFAS No. 123R and amortization of a client contract incentive, less capital expenditures, divided by weighted shares outstanding. We define adjusted cash flow as earnings before depreciation, amortization, stock-based compensation expense and amortization of a client contract incentive less capital expenditures. Adjusted EBITDA, adjusted cash EPS and adjusted cash flow are non-GAAP financial measures commonly used by financial analysts, investors, rating agencies and other interested parties in evaluating companies, including marketing services companies. Accordingly, management believes that adjusted EBITDA, adjusted cash EPS and adjusted cash flow may be useful in assessing our operating performance and our ability to meet our debt service requirements. In addition, adjusted EBITDA is used by management to measure and analyze our operating performance and, along with other data, as our internal measure for setting annual operating budgets, assessing financial performance of business segments and as a performance criteria for incentive compensation. However, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, operating income, cash flow or other income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;
•
although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;
•	adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;
•	adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;
•
management believes adjusted cash EPS is a better measure of the performance of the business than reported GAAP EPS. The primary reason for this is because depreciation and amortization charged against earnings to calculate GAAP EPS are expected to be in excess of capital expenditures by approximately $39.6 million in 2008;

•	adjusted cash flow does not reflect the residual cash flow available for discretionary expenditures since certain non-discretionary expenditures are not deducted from the measure;

VCI 2Q08 Earnings

•
other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as a comparative measure correspondingly decreases.

Because of these limitations, adjusted EBITDA, adjusted cash EPS and adjusted cash flow should not be considered as measures of discretionary cash available to us to invest in the growth of our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures only supplementally. Further important information regarding operating results and reconciliations of these non-GAAP financial measures to the most comparable GAAP measures can be found below.

2008 Guidance: Projected Adjusted Cash Flow and Adjusted Cash EPS Reconciliation*:

	Low End	High End
Plan	($ in millions)	($ in millions)
Net Earnings	$53.5	$65.9
Add back non-cash items:
Depreciation	65.0	65.0
Amortization	9.6	9.6
FAS123r expense	7.7	7.7
Contract incentive amortization	2.4	2.4

Less:
Capital Expenditures	(35.0)	(35.0)
Adjusted Cash Flow*	$103.2	$115.6
Weighted Shares Outstanding	48,331	48,331
Adjusted Cash EPS*	$2.14	$2.39

*Does not include an approximate $15 million recapture tax to be paid in 2008 related to the Senior Convertible Notes put to us in May 2008.

2008 Guidance: Projected Adjusted EBITDA Reconciliation:

	Low End	High End
Plan	($ in millions)	($ in millions)
Net Earnings	$53.5	$65.9
Add back:
Interest and other, net	89.1	89.1
Income taxes	32.7	40.3
Depreciation and amortization	74.6	74.6
EBITDA	$249.9	$269.9

Add back:
FAS123r expense	7.7	7.7
Contract incentive amortization	2.4	2.4
Adjusted EBITDA	$260.0	$280.0

VCI 2Q08 Earnings

Reconciliation of Adjusted EBITDA to Net Earnings and Cash Flow from Operations
Quarter and Six Months Ended June 30, 2008
(dollars in thousands)

	Three Months Ended	Three Months Ended
	June 30, 2008	June 30, 2007

Net Earnings - GAAP	$7,334	$9,776

plus:
Income taxes	5,017	7,130
Interest and other expense, net	22,430	23,743
Depreciation and amortization	17,185	17,876

EBITDA	$51,966	$58,525

Acquisition/litigation-related expenses	-	1,082
Stock-based compensation expense (SFAS No. 123R)	1,973	1,777
Amortization of customer contract incentive	1,215	1,215
Restructuring costs	810	543

Adjusted EBITDA	$55,964	$63,142

Interest and other expense, net	(22,430)	(23,743)
Income taxes	(5,017)	(7,130)
Acquisition/litigation-related expenses	-	(1,082)
Restructuring costs, cash	(810)	(543)
Changes in operating assets and liabilities	49,927	(73)

Cash Flow from Operations	$77,634	$30,571

	Six Months Ended	Six Months Ended
	June 30, 2008	June 30, 2007

Net Earnings - GAAP	$19,716	$21,009

plus:
Income taxes	12,815	14,309
Interest and other expense, net	44,489	32,184
Depreciation and amortization	34,823	25,282

EBITDA	$111,843	$92,784

Acquisition/litigation-related expenses	-	1,987
Stock-based compensation expense (SFAS No. 123R)	3,429	3,530
Amortization of customer contract incentive	2,430	2,430
Restructuring costs	1,447	543
Asset impairment	-	1,460

Adjusted EBITDA	$119,149	$102,734

Interest and other expense, net	(44,489)	(32,184)
Income taxes	(12,815)	(14,309)
Acquisition/litigation-related expenses	-	(1987)
Restructuring costs, cash	(1,447)	(543)
Changes in operating assets and liabilities	20,637	42,996

Cash Flow from Operations	$81,035	$96,707

VCI 2Q08 Earnings

Conference Call Information
Valassis will hold an investor call today to discuss its second-quarter 2008 results at 11 a.m. (EDT). The call-in number is (800) 218-4007. The call will simulcast on Valassis’ Web site, at http://www.valassis.com, and replay through August 13, 2008 at (800) 405-2236, pass code 11102665. This earnings release and the webcast will be archived on Valassis’ Web site under “Investor.”

About Valassis
Valassis is one of the nation’s leading media, marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform - in-home, in-store and in-motion. Through its newest offering - redplum.com - consumers will find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and nine countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc.  For more information, visit http://www.valassis.com or http://www.redplum.com.

Safe Harbor and Forward-Looking Statements
Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from the Company’s existing competitors; new competitors in any of the Company’s businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in the Company’s paper or postal costs; changes which affect the businesses of the Company’s clients and lead to reduced sales promotion spending; challenges and costs of achieving synergies and cost savings in connection with the ADVO acquisition and integrating ADVO’s operations may be greater than expected; the Company’s substantial indebtedness, and its ability to incur additional indebtedness, may affect the Company’s financial health; certain covenants in the Company’s debt documents could adversely restrict the Company’s financial and operating flexibility; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in the Company’s clients’ promotional needs, inventories and other factors; the Company’s failure to attract and retain qualified personnel may affect its business and results of operations; a rise in interest rates could increase the Company’s borrowing costs; the outcome of ADVO’s pending shareholder lawsuits; possible governmental regulation or litigation affecting aspects of the Company’s business; and general economic conditions, whether nationally or in the market areas in which the Company conducts its business, may be less favorable than expected. These and other risks and uncertainties related to the Company’s business are described in greater detail in its filings with the United States Securities and Exchange Commission, including the Company’s reports on Forms 10-K and 10-Q, and the foregoing information should be read in conjunction with these filings. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Tables to follow…

VCI 2Q08 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets
(dollars in thousands)

Assets	June 30,	Dec. 31,
	2008	2007

Current assets:

Cash and cash equivalents	$191,827	$125,239
Accounts receivable	412,933	515,490
Inventories	52,783	43,591
Refundable income taxes	-	6,553
Other	37,566	19,379

Total current assets	695,109	710,252

Property, plant and equipment, at cost	495,443	506,383

Less accumulated depreciation	(230,301)	(201,832)

Net property, plant and equipment	265,142	304,551

Intangible assets	1,227,778	1,229,124

Less accumulated amortization	(87,806)	(83,195)

Net intangible assets	1,139,972	1,145,929

Investments	6,888	7,159

Other assets	24,265	22,562

Total assets	$2,131,376	$2,190,453

More tables to follow . . .

VCI 2Q08 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets, Continued
(dollars in thousands)

Liabilities and Stockholders' Equity	June 30,	Dec. 31,
	2008	2007

Current liabilities:

Current portion, long-term debt	$136,268	$30,900
Accounts payable and accruals	397,377	462,410
Progress billings	35,448	45,616
Income taxes payable	14,874	-
Deferred income taxes	-	2,470

Total current liabilities	583,967	541,396

Long-term debt	1,146,397	1,279,640
Other liabilities	34,733	29,026
Deferred income taxes	122,505	120,500

Stockholders' equity:

Common stock	635	634
Additional paid-in capital	54,839	51,482
Retained earnings	711,979	692,263
Treasury stock	(520,170)	(520,227)
Accumulated other comprehensive gain (loss)	(3,509)	(4,261)

Total stockholders' equity	243,774	219,891

Total liabilities and stockholders' equity	$2,131,376	$2,190,453

More tables to follow . . .

VCI 2Q08 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Quarter Ended	Quarter Ended
	June 30,	June 30,	%
	2008	2007	Change

Revenue	$594,925	$612,147	- 2.8%

Costs and expenses:
Costs of products sold	460,970	472,822	- 2.5%
Selling, general and administrative	96,869	96,364	+0.5%
Amortization	2,305	2,312	- 0.3%
Total costs and expenses	560,144	571,498	- 2.0%

Operating income	34,781	40,649	- 14.4%

Other expenses and income:
Interest expense	24,119	25,228	- 4.4%
Other income	(1,689)	(1,485)	+13.7%
Total other expenses	22,430	23,743	- 5.5%

Earnings before income taxes	12,351	16,906	- 26.9%

Income taxes	5,017	7,130	- 29.6%

Net earnings	$7,334	$9,776	- 25.0%

Net earnings per common share, diluted	$0.15	$0.20	- 25.0%

Weighted average shares outstanding, diluted	48,088	47,877	+0.4%

Supplementary Data
Amortization	$2,305	$2,312
Depreciation	14,880	15,564
Capital expenditures	6,674	6,610

More tables to follow . . .

VCI 2Q08 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Six Months Ended	Six Months Ended
	June 30,	June 30,	%
	2008	2007	Change

Revenue	$1,192,006	$973,451	+22.5%

Costs and expenses:
Costs of products sold	916,327	751,839	+21.9%
Selling, general and administrative	194,048	150,890	+28.6%
Amortization	4,611	3,220	+43.2%
Total costs and expenses	1,114,986	905,949	+23.1%

Operating income	77,020	67,502	+14.1%

Other expenses and income:
Interest expense	48,024	35,847	+34.0%
Other (income) and expenses	(3,535)	(3,663)	- 3.5%
Total other expenses and (income)	44,489	32,184	+38.2%

Earnings before income taxes	32,531	35,318	- 7.9%

Income taxes	12,815	14,309	-10.4

Net earnings	$19,716	$21,009	- 6.2%

Net earnings per common share, diluted	$0.41	$0.44	- 6.8%

Weighted average shares outstanding, diluted	48,024	47,873	+0.3%

Supplementary Data
Amortization	$4,611	$3,220
Depreciation	30,212	22,062
Capital expenditures	15,696	12,225

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